SHUMATE INDUSTRIES, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of December 2, 2005, but is only effective as of the date of acceptance of the “Purchaser Signature Page” by and between Shumate Industries, Inc., a Delaware corporation (the “Company”), and the purchaser who executes the Purchaser Signature Page hereto (the “Purchaser”).

RECITALS

A. The Company desires to obtain funds from each Purchaser in order to provide working capital to and further the operations of the Company.

B. In order to obtain such funds, the Company is offering up to 416,667 shares (the “Shares”) of common stock, $.001 par value per share (the “Common Stock”) and the right to purchase up to $50,000 worth of additional securities in the Financing on the same terms and conditions set forth in the Financing (as defined below) in such Purchaser’s discretion, on the terms and subject to the conditions set forth herein.

AGREEMENT

It is agreed as follows:

1. PURCHASE AND SALE OF SHARES. In reliance upon the representations and warranties of the Company and each Purchaser contained herein and subject to the terms and conditions set forth herein, at Closing, each Purchaser shall purchase, and the Company shall sell and issue to each Purchaser, the number of Shares set forth on the Purchaser Signature Page bearing such Purchaser’s name at a purchase price of $0.60 per share (the “Purchase Price”). The Purchasers shall purchase at least 416,667 Shares at the initial closing and shall have the exclusive right, but not the obligation, to purchase up to $50,000 worth of additional securities in the Financing on the same terms and conditions set forth in the Financing in such Purchaser’s discretion. “Financing” means the sale of the Company’s capital stock or other securities in a private placement which is exempt from registration under the Securities Act with gross proceeds to the Company of up to one million five hundred thousand dollars ($1,500,000).

2. CLOSING(S).

2.1 Date and Time. The closing of the sale of Shares contemplated by this Agreement (each a “Closing”) shall take place at the offices of the Company or at such other place as the Company and such Purchaser shall agree in writing, on or before December 15, 2005, unless otherwise extended by the Company (the “Final Closing Date”).

2.2 Deliveries by Purchaser. Each Purchaser shall deliver the following at such Purchaser’s Closing:

2.2.1 a completed and executed Purchaser Signature Page.

2.2.2 a check or wire transfer to the general account of the Company in the amount of the Purchase Price for each Share purchased.

2.3 Deliveries by Company. At each Closing, or as soon thereafter as practicable, the Company will deliver to each Purchaser the certificates representing the Shares purchased by such Purchaser against payment of the Purchase Price. Each such Share shall be in definitive form and registered in the name of the Purchaser, as set forth on the Purchaser Signature Page, against delivery to the Company by the Purchaser of the items set forth in paragraph 2.2 above.

2.4 Each Closing Identical. Each Closing shall be upon substantially identical terms and conditions to those contained herein. Each Closing may be effected at the Company’s sole election until all of the Shares have been sold, provided that all of such Closings are held on or prior to the Final Closing Date.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As a material inducement to each Purchaser to enter into this Agreement and to purchase the Shares, the Company represents and warrants that the following statements are true and correct in all material respects as of the date hereof and will be true and correct in all material respects at Closing, except as expressly qualified or modified herein.

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into and perform its obligations under this Agreement, and to own its properties and to carry on its business as presently conducted and as proposed to be conducted.

3.2 Capitalization. The Company is authorized to issue 50,000,000 shares of Common Stock of which, as of November 1, 2005, 11,028,295 shares were issued and outstanding, and 10,000,000 shares of undesignated preferred stock, $0.001 par value, of which none are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid, nonassessable, and free of any preemptive rights.

3.3 Validity of Transactions. This Agreement, and each document executed and delivered by the Company in connection with the transactions contemplated by this Agreement, including this Agreement, have been duly authorized, executed and delivered by the Company and is each the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity.

3.4 Valid Issuance of Shares. The Shares that are being issued to each Purchaser hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable federal and state securities laws, will be free of all other liens and adverse claims.

3.5 No Violation. The execution, delivery and performance of this Agreement has been duly authorized by the Company’s Board of Directors and will not violate any law or any order of any court or government agency applicable to the Company, as the case may be, or the Articles of Incorporation or Bylaws of the Company, and will not result in any breach of or default under, or, except as expressly provided herein, result in the creation of any encumbrance upon any of the assets of the Company pursuant to the terms of any agreement or instrument by which the Company or any of its assets may be bound. No approval of or filing with any governmental authority is required for the Company to enter into, execute or perform this Agreement.

3.6 SEC Reports and Financial Statements.

3.6.1 The Company has delivered or made available to each Purchaser accurate and complete copies (excluding copies of exhibits) of each report, registration statement, and definitive proxy statement filed by the Company with the United States Securities and Exchange Commission (“SEC”) since January 1, 2004 (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the “SEC Reports”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis, except as indicated in such SEC Reports. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended; and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.6.2 Except for the pro forma financial statements, the consolidated financial statements contained in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

3.7 Securities Law Compliance. Assuming the accuracy of the representations and warranties of each Purchaser set forth in Section 4 of this Agreement, the offer, issue, sale and delivery of the Shares will constitute an exempted transaction under the Securities Act of 1933, as amended and now in effect (the “Securities Act”), and registration of the Shares under the Securities Act is not required. The Company shall make such filings as may be necessary to comply with the Federal securities laws and the “blue sky” laws of any state, which filings will be made in a timely manner.

4. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER.

Each Purchaser hereby represents, warrants and covenants with the Company as follows:

4.1 Legal Power. Each Purchaser has the requisite individual, corporate, partnership, limited liability company, trust, or fiduciary power, as appropriate, and is authorized, if such Purchaser is a corporation, partnership, limited liability company, or trust, to enter into this Agreement, to purchase the Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement.

4.2 Due Execution. This Agreement has been duly authorized, if such Purchaser is a corporation, partnership, limited liability company, trust or fiduciary, executed and delivered by such Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of such Purchaser.

4.3 Access to Information. Each Purchaser represents that such Purchaser has been given full and complete access to the Company for the purpose of obtaining such information as such Purchaser or its qualified representative has reasonably requested in connection with the decision to purchase the Shares. Each Purchaser represents that such Purchaser has received and reviewed copies of the SEC Reports. Each Purchaser represents that such Purchaser has been afforded the opportunity to ask questions of the officers of the Company regarding its business prospects and the Shares, all as such Purchaser or such Purchaser’s qualified representative have found necessary to make an informed investment decision to purchase the Shares.
4.4 Restricted Securities.

4.4.1 Each Purchaser has been advised that the Shares have not been registered under the Securities Act or any other applicable securities laws and that Shares are being offered and sold pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D thereunder, and that the Company’s reliance upon Section 4(2) and/or Rule 506 of Regulation D is predicated in part on such Purchaser representations as contained herein. Each Purchaser acknowledges that the Shares will be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act. The Shares may not be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of the Company’s counsel, an applicable exemption from registration is available.

4.4.2 Each Purchaser represents that such Purchaser is acquiring the Shares for such Purchaser’s own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws.

4.4.3 Each Purchaser understands and acknowledges that the Securities, when issued, will bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

4.4.4 Each Purchaser acknowledges that an investment in the Securities is not liquid and is transferable only under limited conditions. Each Purchaser acknowledges that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of restricted securities subject to the satisfaction of certain conditions and that such Rule is not now available and, in the future, may not become available for resale of any of the Shares.

4.4.5 Each Purchaser is an “accredited investor” as defined under Rule 501 under the Securities Act. The representations made by each Purchaser on the Purchaser Signature Page are true and correct.

4.5 Purchaser Sophistication and Ability to Bear Risk of Loss. Each Purchaser acknowledges that it is able to protect its interests in connection with the acquisition of the Shares and can bear the economic risk of investment in such securities without producing a material adverse change in such Purchaser’s financial condition. Each Purchaser, either alone or with such Purchaser’s representative(s), otherwise has such knowledge and experience in financial or business matters that such Purchaser is capable of evaluating the merits and risks of the investment in the Shares.

4.6 Preexisting Relationship. Each Purchaser has a preexisting personal or business relationship with the Company, one or more of its officers, directors, or controlling persons, or in the event that such Purchaser is introduced to the Company by a finder or broker-dealer, such finder or broker-dealer.

4.7 Purchases by Groups. Each Purchaser represents, warrants and covenants that it is not acquiring the Shares as part of a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

5. REGISTRATION.

5.1 Definitions. As used in this Section 5, the following terms shall have the following meanings:

5.1.1 Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

5.1.2 Losses: See Section 5.6 hereof.

5.1.3 Prospectus: The prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Securities Act Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

5.1.4 Registration Expenses: All reasonable expenses incurred by the Company in complying with Sections 5.3 and 5.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, accountants’ expenses (including, without limitation, any special audits or “comfort” letters incidental to or required by any such registration), any fees or disbursements of underwriters customarily paid by issuers or sellers of securities (but excluding underwriting discounts and commissions) and blue sky fees and expenses in all states reasonably designated by the holders of Registrable Securities.

5.1.5 Registrable Securities: The Shares and any Common Stock issued or issuable in respect of the Shares pursuant to any stock split, stock dividend, recapitalization, or similar event.

5.1.6 Registration Statement: Any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

5.1.7 Rule 144: Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC (excluding Rule 144A).

5.1.8 SEC: The Securities and Exchange Commission.

5.1.9 Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

5.1.10 Underwritten registration or underwritten offering: A registration in which securities of the Company are sold to an underwriter for reoffering to the public.

5.2 Securities Subject to the Registration Rights. The securities entitled to the benefits of the Registration Rights set forth in this Section 5 are the Registrable Securities.

5.3 Registration Rights. If, at any time after the Final Closing Date and expiring on the fifth (5th) anniversary of the Final Closing Date, the Company proposes to register any of its securities under the Securities Act (except for registrations on Forms S-8 or S-4 or their equivalent), it will give written notice by registered mail, at least thirty (30) days prior to the filing of each such Registration Statement, to the holders of Registrable Securities of its intention to do so. If any holders of Registrable Securities notify the Company within twenty (20) days after receipt of any such notice of its desire to include any Registrable Securities in such proposed Registration Statement, the Company shall afford such holders of Registrable Securities the opportunity to have any such Registrable Securities registered under such Registration Statement. These rights may be exercised at any time on an unlimited number of occasions prior to the fifth (5th) anniversary of the Final Closing Date, subject to the terms and conditions set forth in this Section 5.

5.4 Holdback and Lock-Up Agreements.

5.4.1 Restrictions on Public Sale by Holders of Registrable Securities. Each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement filed pursuant to Section 5.3 hereof agrees, if requested by the managing underwriters in an underwritten offering (to the extent timely notified in writing by the Company or the managing underwriters), not to effect any public sale or distribution of securities of the Company of any class included in such Registration Statement, including a sale pursuant to Rule 144 (except as part of such underwritten offering), during the 10-day period prior to, and the 180-day period beginning on, the effective date of any underwritten offering made pursuant to such Registration Statement; provided, however, the foregoing prohibition shall only apply if all Registrable Securities requested by such holder to be covered by such Registration Statement are included in such Registration Statement.

5.4.2 The foregoing provisions shall not apply to any holder of Registrable Securities if such holder is prevented by applicable statute or regulation from entering into any such agreement; provided, however, that any such holder shall undertake in its request to participate in any such underwritten offering not to effect any public sale or distribution of the class of Registrable Securities covered by such Registration Statement (except as part of such underwritten offering) during such period unless it has provided five (5) business days prior written notice of such sale or distribution to the managing underwriters.

5.5 Expenses and Procedures.

5.5.1 Expenses of Registration. All Registration Expenses (exclusive of underwriting discounts and commissions) shall be borne by the Company. Each holder of Registrable Securities shall bear all underwriting discounts, selling commissions, sales concessions and similar expenses applicable to the sale of the Registrable Securities sold by such holder.

5.5.2 Registration Procedures. The Company will keep the holders of Registrable Securities advised as to the initiation of registration, qualification and compliance and as to the completion thereof. At its expense, the Company will furnish such number of Prospectuses and other documents incident thereto as the holders or underwriters from time to time may reasonably request.

5.5.3 Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish such information regarding the distribution of such Registrable Securities as the Company may from time to time reasonably request and the Company may exclude from such registration the Registrable Securities of any seller who unreasonably fails to furnish such information after receiving such request.

5.5.4 Delay or Suspension. Notwithstanding anything herein to the contrary, the Company may, at any time, suspend the effectiveness of any Registration Statement for a period of up to 60 consecutive days or 90 days in the aggregate in any calendar year, as appropriate (a “Suspension Period”), by giving notice to each holder of Registrable Securities to be included in the Registration Statement, if the Company shall have determined, after consultation with its counsel, that the Company is required to disclose any material corporate development which the Company determines could reasonably be expected to have a material effect on the Company. Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of a Suspension Period, such holder shall forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder (i) is advised in writing by the Company that the use of the applicable Prospectus may be resumed, (ii) has received copies of a supplemental or amended prospectus, if applicable, and (iii) has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such Prospectus. The Company shall prepare, file and furnish to each holder of Registrable Securities immediately upon the expiration of any Suspension Period, appropriate supplements or amendments, if applicable, to the Prospectus and appropriate documents, if applicable, incorporated by reference in the Registration Statement. The Company agrees to use its best efforts to cause any Suspension Period to be terminated as promptly as possible.

5.5.5 Blue Sky. The Company will, as expeditiously as possible, use its best efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Company deems appropriate or, in the case of an underwritten public offering, the managing underwriter shall reasonably request, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it is not so qualified or to take any action which would subject it to taxation or service of process in any jurisdiction where it is not otherwise subject to such taxation or service of process.

5.5.6 Notification of Material Events. The Company will, as expeditiously as possible, immediately notify each holder of Registrable Securities under a Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, as expeditiously as possible, amend or supplement such Prospectus to eliminate the untrue statement or the omission.

5.6 Indemnification.

5.6.1 Indemnification by Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its officers, directors, agents and employees, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents or employees of any such controlling person, from and against all losses, claims, damages, liabilities, costs (including, without limitation, all reasonable attorneys’ fees) and expenses (collectively “Losses”), as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made (in the case of any Prospectus) not misleading, except insofar as the same are based solely upon information furnished to the Company by such holder for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission made in any preliminary prospectus or Prospectus if (i) such holder failed to send or deliver a copy of the Prospectus or Prospectus supplement with or prior to the delivery of written confirmation of the sale of Registrable Securities and (ii) the Prospectus or Prospectus supplement would have corrected such untrue statement or omission. If requested, the Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

5.6.2 Indemnification by Holder of Registrable Securities. In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder of Registrable Securities shall furnish to the Company in writing such information as the Company may reasonably request for use in connection with any Registration Statement or Prospectus. Such holder hereby agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, and its officers, directors, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents or employees of any such controlling person, from and against all losses, as incurred, arising out of or based upon any untrue statements or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary prospectus, or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made (in the case of any Prospectus) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such holder to the Company for use in such Registration Statement, Prospectus or preliminary prospectus. The Company shall be entitled to receive indemnities from accountants, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution to the same extent as provided above with respect to information so furnished by such persons specifically for inclusion in any Registration Statement, Prospectus or preliminary prospectus, provided, that the failure of the Company to obtain any such indemnity shall not relieve the Company of any of its obligations hereunder. Notwithstanding any provision of this Section 5.6 to the contrary, the liability of a holder of Registrable Securities under this Section 5.6 shall not exceed the purchase price received by such holder for the Registrable Securities sold pursuant to a Registration Statement or Prospectus.

5.6.3 Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation or inquiry) shall be brought or any claim shall be asserted against any person entitled to indemnity hereunder (an “indemnified party”), such indemnified party shall promptly notify the party from which such indemnity is sought (the “indemnifying party”) in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all fees and expenses incurred in connection with the defense thereof. All such fees and expenses (including any fees and expenses incurred in connection with investigation or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within 20 days of written notice thereof to the indemnifying party; provided, however, that if, in accordance with this Section 5.6, the indemnifying party is not liable to the indemnified party, such fees and expenses shall be returned promptly to the indemnifying party. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (a) the indemnifying party has agreed to pay such fees and expenses, (b) the indemnifying party shall have failed promptly to assume the defense of such action, claim or proceeding and to employ counsel reasonably satisfactory to the indemnified party in any such action, claim or proceeding, or (c) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the opinion of counsel for such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release of such indemnified party from all liability in respect to such claim or litigation without the written consent (which consent will not be unreasonably withheld) of the indemnified party. No indemnified party shall consent to entry of any judgment or enter into any settlement without the written consent (which consent will not be unreasonably withheld) of the indemnifying party from which indemnify or contribution is sought.

5.6.4 Contribution. If the indemnification provided for in this Section 5.6 is unavailable to an indemnified party under Section 5.6.1 or 5.6.2 hereof (other than by reason of exceptions provided in those Sections) in respect of any Losses, then each applicable indemnifying party in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5.6.3, any legal or other fees or expenses reasonably incurred by such party in connection with any action, suit, claim, investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.6.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.7 Rule 144. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by Rule 144 or Rule 144A. Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether the Company has complied with such requirements. Notwithstanding the foregoing, nothing in this Section 5.7 shall be deemed to require the Company to register any of its securities under any section of the Exchange Act.

5.8 Underwritten Registrations. No holder of Registrable Securities may participate in any underwritten registration hereunder unless such person (i) agrees to sell such holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

6. COVENANTS OF THE COMPANY.

6.1 Use of Proceeds. The Company intends to employ the proceeds from the purchase and sale of the Shares for the purposes set forth on Schedule 6.1 hereto. Except as set forth on Schedule 6.1, the proceeds from the purchase and sale of the Shares may not and will not be used for accrued and unpaid officer and director salaries, payment of financing related debt, redemption of outstanding notes or equity instruments of the Company, litigation related expenses or settlements, brokerage fees, nor non-trade obligations outstanding on a Closing Date. Pending the Company’s use of the proceeds from the purchase and sale of the Shares, the Company intends to invest the funds in government securities and insured, short-term, interest-bearing investments of varying maturities. Schedule 6.1 represents the Company’s best estimate of the allocation of the proceeds from the purchase and sale of the Shares. Future events, including the problems, delays, expenses, and complications frequently encountered by development stage companies such as the Company, as well as changes in economic, regulatory, or competitive conditions, changes in the Company’s planned business (and its success or failure), and changes in the Company’s product development activities, may require that it reallocate funds. It is possible that that the estimates in Schedule 6.1 will prove inaccurate, that the Company’s efforts to introduce its products and services will require considerable additional expenditures, or that unforeseen events will cause the Company to expend more funds than it currently expects.

6.2 Board Representation. The Company shall increase the number of its authorized directors to seven (7). The Purchaser is entitled to nominate one (1) person to fill one of the vacancies created by the increase in the number of directors, and the Company shall appoint such nominee as a director of the Company to fill the vacancy on the board of directors, his or her term of office to commence immediately upon such appointment, and to continue until his successor is duly elected and qualified.

6.3 Legal Fees. After the Final Closing Date, the Company will promptly reimburse the Purchasers for reasonable legal expenses incurred by the firm of _______________ not to exceed $5,000, incurred in connection with the transactions contemplated by this Agreement, plus out-of-pocket expenses incurred, provided that the firm of _________________ delivers the invoices containing a detailed statement of services to the Company at the address provided in Section 7.7 of this Agreement. The Company will pay such invoices within ten (10) business days after submission of such invoices. The Company will be solely responsible for its own legal costs incurred in performing its obligations in this transaction.

7. MISCELLANEOUS.

7.1 Indemnification. Each Purchaser agrees to defend, indemnify and hold the Company harmless against any liability, costs or expenses arising as a result of any dissemination of any of the Shares by such Purchaser in violation of the Securities Act or applicable state securities law.

7.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

7.4 Entire Agreement. This Agreement and the Exhibits hereto and thereto, and the other documents delivered pursuant hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.5 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.6 Amendment and Waiver. Except as otherwise provided herein, any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and the Purchasers, or, to the extent such amendment affects only one Purchaser, by the Company and such Purchaser. Any amendment or waiver effected in accordance with this Section shall be binding upon each future holder of any security purchased under this Agreement (including securities into which such securities have been converted) and the Company.

7.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Company:	Shumate Industries, Inc.
12060 FM 3083
Conroe, Texas 77301

If to the Purchaser:	At the address set forth on the Purchaser’s Signature Page

7.8 Faxes and Counterparts. This Agreement may be executed in one or more counterparts. Delivery of an executed counterpart of the Agreement or any exhibit attached hereto by facsimile transmission shall be equally as effective as delivery of an executed hard copy of the same. Any party delivering an executed counterpart of this Agreement or any exhibit attached hereto by facsimile transmission shall also deliver an executed hard copy of the same, but the failure by such party to deliver such executed hard copy shall not affect the validity, enforceability or binding nature effect of this Agreement or such exhibit.

7.9 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth on the Purchase Signature Page hereto.

PURCHASER

(By Counterpart Form - SP Pages)

COMPANY

SHUMATE INDUSTRIES, INC.

By:	/s/ Matthew C. Flemming
Matthew C. Flemming
Chief Financial Officer

PURCHASER SIGNATURE PAGE

The undersigned Purchaser has read the Stock Purchase Agreement dated as of December 2, 2005 and acknowledges that execution of this Purchaser Signature Page shall constitute the undersigned’s execution of such agreement.

I hereby subscribe for an aggregate of 416,667 Shares at $0.60 per Share and hereby deliver good funds with respect to this subscription for the Shares.

I am a resident of the State of Texas.
A. Earl Swift

Please print above the exact name(s) in which the Shares are to be held

My address is:	[REDACTED]

I acknowledge that the offering of the Shares is subject to the Federal securities laws of the United States and state securities laws of those states in which the Shares are offered, and that, pursuant to the U.S. Federal securities laws and state securities laws, the Shares may be purchased by persons who come within the definition of an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Regulation D”).

By initialing one of the categories below, I represent and warrant that I come within the category so initialed and have truthfully set forth the factual basis or reason I come within that category. All information in response to this paragraph will be kept strictly confidential. I agree to furnish any additional information that the Company deems necessary in order to verify the answers set forth below.

NOTE: You must either initial that at least ONE category.

Individual Purchaser:
(A Subscriber who is an individual may initial either Category I, II, or III)

Category I		I am a director or executive officer of the Company.

Category II	X	I am an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with my spouse, presently exceeds $1,000,000.

Explanation. In calculation of net worth, you may include equity in personal property and real estate, including your principal residence, cash, short term investments, stocks and securities. Equity in personal property and real estate should be based on the fair market value of such property less debt secured by such property.

Category III
I am an individual (not a partnership, corporation, etc.) who had an individual income in excess of $200,000 in 2003 and 2004, or joint income with my spouse in excess of $300,000 in 2003 and 2004, and I have a reasonable expectation of reaching the same income level in 2005.

Entity Purchasers:

(A Purchaser which is a corporation, limited liability company, partnership, trust, or other entity may initial either Category IV, V, VI, VII or VIII)

Category IV	The Purchaser is an entity in which all of the equity owners are “Accredited Investors” as defined in Rule 501(a) of Regulation D. If relying upon this category alone, each equity owner must complete a separate copy of this Agreement.

(describe entity)

Category V	The Purchaser is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares offered, whose purchase is directed by a “Sophisticated Person” as described in Rule 506(b)(2)(ii) of Regulation D.

(describe entity)

Category VI
The Purchaser is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000.

(describe entity)

Category VII	The Purchaser is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(describe entity)

Executed this 2nd day of December, 2005 at Houston, Texas.

SIGNATURES

INDIVIDUAL

A. Earl Swift
Name

/s/ A. Earl Swift	[REDACTED]
Signature (Individual)	Street address

Address to Which Correspondence Should be Directed

[REDACTED]
Signature (All record holders should sign)	City, State and Zip Code

[REDACTED]
Name(s) Typed or Printed	Tax Identification or Social Security Number

( ) [REDACTED]
Telephone Number

Name(s) Typed or Printed (All recorded holders should sign)

CORPORATION, PARTNERSHIP, TRUST ENTITY OR OTHER

Address to Which Correspondence Should be Directed:

Type of Entity (i.e., corporation, partnership, etc.)	Street Address

By:
*Signature	Tax Identification or Social Security Number

State of Formation of Entity	City, State and Zip Code

Name Typed or Printed

Its:	( )
Title	Telephone Number

*If Shares are being subscribed for by an entity, the Certificate of Signatory must also be completed.

CERTIFICATE OF SIGNATORY

To be completed if Shares of Common Stock are being subscribed for by an entity.

I,__________________________________, am the ___________________________ of ___________________________ (the “Entity”).

I certify that I am empowered and duly authorized by the Entity to execute and carry out the terms of the Stock Purchase Agreement and to purchase and hold the shares of Common Stock. The Stock Purchase Agreement has been duly and validly executed on behalf of the Entity and constitutes a legal and binding obligation of the Entity.

IN WITNESS WHEREOF, I have hereto set my hand this ______ day of December, 2005.

Signature

ACCEPTANCE

AGREED AND ACCEPTED:

SHUMATE INDUSTRIES, INC.

By: /s/ Matthew C. Flemming
Matthew C. Flemming
Chief Financial Officer

Date: December 2, 2005

SCHEDULE 6.1

USE OF PROCEEDS

$200,000
 Loan to HemiWedge Valve Corporation, a wholly-owned subsidiary of the Company, (“HemiWedge”) to acquire intellectual property assets pursuant to an asset purchase agreement by and among HemiWedge and certain sellers dated on or about December 2, 2005

$50,000	Working Capital

Schedule 6.1